Exhibit 10.22

                            PULSEPOINT COMMUNICATIONS

                            DESCRIPTION OF COMPANY'S
                      EXECUTIVE OFFICER BONUS PLAN FOR 1999



The Company's 1999 Executive Officer Bonus Plan (the "Plan") is based on the Company achieving certain targets. The cash portion of the Plan calls for a cash bonus of 10% of base salary for each Officer Vice President and 12.5% of base salary for the President if the revenue target is met, and an additional 10% and 12.5% of base salary for each Officer Vice President and the President, respectively, if target pre-tax income is met. The Plan calls for cash bonuses ranging from 0 to 2.5 times the above amounts, depending on actual revenue and pre-tax income as compared to the predetermined targets.

The Plan also provides that a bonus of 5% of each Officers annual base salary will be paid for the Company closing each contract in 1999 valued in excess of a predetermined amount.


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